Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-205125 and 333-209957 on Form S-8 of our report dated February 28, 2017, relating to the consolidated financial statements of MINDBODY, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 28, 2017